Exhibit 2

For immediate release

Divya Anand Tata Communications +91 8976068777 divya.anand@tatacommunications.com	Madhavi Kochar Rediffusion/Edelman +91 9880133311 madhavi.kochar@edelman.com

Q1 FY2013 Consolidated Gross Revenues up 26% YoY and

Q1 FY2013 Consolidated EBITDA posts a robust increase of 63% YoY

Global Voice Services Net Revenues up 39% YoY

Global Data Services Gross Revenues up 26% YoY

•	Tata Communications turned EBIT positive for Q1 FY2013 at the consolidated level

•	Neotel EBITDA on an upward trajectory

Mumbai (BSE, NSE) - July 26th 2012 - Tata Communications announces its financial results for the quarter ended June 30, 2012 today.

Q1 FY2013

Consolidated Gross Revenues increased to Rs. 41,074 million (USD 761 million @avg. Fx of INR/USD 53.98) in Q1 FY2013 from Rs. 32,571 million (USD 728 million @avg. Fx of INR/USD 44.73) in the same quarter last year. The Core Business reported Revenues of Rs. 36,464 million (USD 676 million) from Rs. 28,763 million (USD 643 million) in Q1 FY2012. Tata Communications turned EBIT positive for Q1 FY 2013 at the consolidated level.

Global Voice Services (GVS) maintained above market average growth and registered a total of 15.8 bn voice minutes, an increase from 13.6 bn minutes in Q1 FY2012. Global Data Services (GDS) improved its trajectory growing at 26% to 15,980 million (USD 296 million) in Q1 FY2013 from Rs. 12,640 million (USD 283 million) in Q1 FY2012.

The Startup Business, which largely maps to Neotel, posted a growth in revenues of 21% at Rs. 4,610 million (ZAR 693 million @ avg. Fx of INR/ZAR 6.65) up from Rs. 3,808 million (ZAR 578 million @ avg. Fx of INR/ZAR 6.59) in the corresponding quarter last year. Neotel improved its operating profitability with EBITDA margins of 13.5% in Q1FY2013 versus 6% in Q4 FY2012.

Commenting on the performance of Q1 FY2013, Vinod Kumar, MD and CEO, Tata Communications, says, “We are growing faster than the industry average with our Core business benefitting from our expanded, wholly owned, round the world sub-sea connectivity. We have introduced service enhancements and newer platforms for conducting business more efficiently and have a sharper focus on strategic verticals such as financial solutions, business video and data centres. I am also pleased to report that Neotel’s improved profitability is a strong reflection on the growth and operational efficiency initiatives we have invested in over the last year.”

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©2011 Tata Communications Ltd. All Rights Reserved.

TATA COMMUNICATIONS and TATA are trademarks of Tata Sons Limited in certain countries.

For immediate release

Corporate highlights

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Tata Communications launched a global low latency network to accelerate high frequency trading. This network is designed for companies that require a secure, reliable and fast low latency solution where it will enable financial firms to execute a high frequency trade between locations, such as London and Hong Kong or New York and Singapore, in milliseconds, through a single network and single supplier model. A combination of its strong global footprint, a broad portfolio of Ethernet choices, operational simplicity that helps to drive cost reductions and an unmatched PBB (Provider Backbone Bridging) technology rollout, makes Tata Communications’ low latency offer more compelling.

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Tata Communications to become anchor tenant customer on Seaborn Networks’ US-Brazil cable; where Seaborn Network’s cable system, Seabras-1, will enable Tata Communications to provide fully integrated network services from Brazil to its networks in the US, Europe, Africa, Asia and India. The cable system is to be ready for service in the fourth quarter of 2014. The cable would ensure that the Company has the fastest route between Brazil’s major commercial centre and the U.S and positions it attractively in what is seen as the most viable subsea projects in one of the fastest growing markets in the world.

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Tata Communications’ Video Connect network extended into Nigeria via Main One Cable Company, which is Nigeria’s premier provider of broadband internet services. The Video Connect service will allow broadcast and production companies in Nigeria to distribute their live video content worldwide as well as enhance international broadcasters’ reach into this key emerging region. The Video Connect network is designed to carry both live and file-based content; it makes seamless worldwide transmission possible through 300+ connected media hotspots including key cable and Direct-to-Home (DTH) headends, as well as production and post-production houses around the world.

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Tata Communications and Turkcell Superonline co-operated to enable access to its Tier 1 global internet backbone from Istanbul. Turkcell Superonline is now in a position to make available to Turkish carriers and other European and Middle Eastern carriers in Istanbul, connectivity to Tata Communications’ Tier 1 internet backbone.

AWARDS & RECOGNITION

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Frost & Sullivan conferred three awards upon Tata Communications in the Enterprise Telecom Services category at the 2012 Frost & Sullivan, India, Information and Communications Technology (ICT) Awards. Tata Communications bagged the Enterprise Data Service Provider, Hosted Contact Centre Service Provider and Third-Party Managed Services Provider Awards for the year 2011.

A presentation providing the definitions and a detailed analysis of the results for the quarter ended June 30th, 2012 has been uploaded on the Tata Communications website and can be accessed at http://www.tatacommunications.com/downloads/investors/analyst/Tata_Communications_FY2013_Q1_results_Analyst_Presentation.

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Ends…

www.tatacommunications.com

©2011 Tata Communications Ltd. All Rights Reserved.

TATA COMMUNICATIONS and TATA are trademarks of Tata Sons Limited in certain countries.

For immediate release

About Tata Communications

Tata Communications is a leading global provider of a new world of communications. With a leadership position in emerging markets, Tata Communications leverages its advanced solutions capabilities and domain expertise across its global and pan-India network to deliver managed solutions to multi-national enterprises, service providers and Indian consumers.

The Tata Global Network includes one of the most advanced and largest submarine cable networks, a Tier-1 IP network, with connectivity to more than 200 countries across 400 PoPs, and nearly 1 million square feet of data center and collocation space worldwide.

Tata Communications’ depth and breadth of reach in emerging markets includes leadership in Indian enterprise data services, leadership in global international voice, and strategic investments in South Africa (Neotel), Sri Lanka (Tata Communications Lanka Limited) and Nepal (United Telecom Limited)

Tata Communications Limited is listed on the Bombay Stock Exchange and the National Stock Exchange of India and its ADRs are listed on the New York Stock Exchange. (NYSE: TCL)

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Forward-looking and cautionary statements

Certain words and statements in this release concerning Tata Communications and its prospects, and other statements, including those relating to Tata Communications’ expected financial position, business strategy, the future development of Tata Communications’ operations, and the general economy in India, are forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors, including financial, regulatory and environmental, as well as those relating to industry growth and trend projections, which may cause actual results, performance or achievements of Tata Communications, or industry results, to differ materially from those expressed or implied by such forward-looking statements. The important factors that could cause actual results, performance or achievements to differ materially from such forward-looking statements include, among others, failure to increase the volume of traffic on Tata Communications’ network; failure to develop new products and services that meet customer demands and generate acceptable margins; failure to successfully complete commercial testing of new technology and information systems to support new products and services, including voice transmission services; failure to stabilize or reduce the rate of price compression on certain of the company’s communications services; failure to integrate strategic acquisitions and changes in government policies or regulations of India and, in particular, changes relating to the administration of Tata Communications’ industry; and, in general, the economic, business and credit conditions in India. Additional factors that could cause actual results, performance or achievements to differ materially from such forward-looking statements, many of which are not in Tata Communications’ control, include, but are not limited to, those risk factors discussed in Tata Communications’ various filings with the United States Securities and Exchange Commission. These filings are available at www.sec.gov. Tata Communications is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements.

www.tatacommunications.com

©2011 Tata Communications Ltd. All Rights Reserved.

TATA COMMUNICATIONS and TATA are trademarks of Tata Sons Limited in certain countries.